Exhibit 23.3

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Prospectus forming part of this Registration Statement of our reports dated August 23, 2003 and February 3, 2004, with respect to the financial statements of Qualia Computing, Inc. included in the Current Report on Form 8-K/A of ICAD, Inc. for the event dated December 31, 2003.

/s/ Brady Ware & Schoenfeld, Inc.

Brady Ware & Schoenfeld, Inc.

Dayton, Ohio
April 2, 2004